TWENTY-THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Twenty-Third Amendment to Employment Agreement is made and entered into as of January 1, 2014, by and between PriceSmart, Inc., a Delaware Corporation ("Employer") and Jose Luis Laparte ("Executive").

Recitals

A)	On June 3, 2004 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	Said Employment Agreement has been amended on twenty-two prior occasions;

C)	Employer and Executive now desire to amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.1 of the Employment Agreement, which currently provides:

2.1    Salary. For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $572,220 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer's normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective January 1, 2014 to provide as follows:

2.1    Salary. For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $583,664 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer's normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE                        EMPLOYER
PriceSmart, INC.

Jose Luis Laparte                     By:

______________________                Name: Robert M. Gans

Its:     Executive Vice President